UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                    Burns International Services Corporation
                  (formerly Borg-Warner Security Corporation)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock (par value $.01 per share)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    099733107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]       Rule 13d-1(b)
[ ]       Rule 13d-1(c)
[X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A

CUSIP NO.
099733107

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Merrill Lynch & Co.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a)      (b)
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                  None
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           1,973,912
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power             None
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      1,973,912
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,973,912
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.03%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

                HC, CO

                                 SCHEDULE 13G/A

CUSIP NO.
099733107

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                Merrill Lynch Group, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a)      (b)
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                  None
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           1,973,912
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power             None
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      1,973,912
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,973,912
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.03%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

                HC, CO

                                 SCHEDULE 13G/A

CUSIP NO.
099733107

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Merrill Lynch Capital Partners, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a)      (b)
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     None
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           Less than 5%
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                None
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      Less than 5%
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                Less than 5%
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                Less than 5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

                CO

                                 SCHEDULE 13G/A

CUSIP NO.
099733107

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Merrill Lynch LBO Partners No. II, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a)      (b)
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     None
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           Less than 5%
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                None
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      Less than 5%
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                Less than 5%
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                Less than 5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

                PN

                                 SCHEDULE 13G/A

CUSIP NO.
099733107

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Merrill Lynch Capital Appreciation Partnership No. VIII, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a)      (b)
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     None
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           Less than 5%
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                None
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      Less than 5%
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                Less than 5%
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                Less than 5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

                PN

                                 SCHEDULE 13G/A

CUSIP NO.
099733107

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ML IBK Positions, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a)      (b)
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     None
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           Less than 5%
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                None
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      Less than 5%
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                Less than 5%
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                Less than 5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

                CO

                                 SCHEDULE 13G/A

CUSIP NO.
099733107

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ML Employees LBO Partnership, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a)      (b)
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     None
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           Less than 5%
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                None
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      Less than 5%
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                Less than 5%
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                Less than 5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

                PN

Schedule 13G/A

Item 1(a)     Name of Issuer:

              Burns International Services Corporation (formerly, Borg-Warner Security Corporation)

Item 1(b)     Address of Issuer's Principal Executive Offices:

              200 South Michigan Avenue, Chicago, IL 60604.

Item 2(a)     Name of Person Filing:

              Merrill Lynch & Co., Inc.
              Merrill Lynch Group, Inc.
              Merrill Lynch Capital Partners, Inc.
              Merrill Lynch LBO Partners No. II, L.P.
              Merrill Lynch Capital Appreciation Partnership No. VIII, L.P. ML IBK Positions, Inc.
              ML Employees LBO Partnership, No. 1, L.P.

Item 2(b)     Address of Principal Business Office:

              Merrill Lynch & Co., Inc.
              Merrill Lynch Group, Inc.
              ML IBK Positions, Inc.
              ML Employees LBO Partnership, No. 1, L.P.

              250 Vesey Street
              World Financial Center, North Tower
              New York, NY 10281

              Merrill Lynch Capital Partners, Inc.
              Merrill Lynch LBO Partners No. II, L.P.
              Merrill Lynch Capital Appreciation Partnership No. VIII, L.P.

              767 Fifth Avenue
              New York, NY 10153

Item 2(c)     Citizenship:

              Delaware.

Item 2(d)     Title of Class of Securities:

              Common Stock (par value $.01 per share).

Item 2(e)     CUSIP Number:

              099733107.

Item 3        Not applicable.

Item 4        Ownership:

              (a) Amount Beneficially Owned:

                  See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Merrill Lynch Capital Partners, Inc. and Merrill Lynch LBO Partners No. II, L.P. (the "Reporting Persons") disclaim beneficial ownership of the securities of Burns International Service Corporation referred to herein, and the filing of this
                  Schedule 13G/A shall not be construed as an admission that the Reporting Companies are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Burns International Services Corporation covered by this statement.

              (b) Percent of Class:

                  See Item 11 of Cover Pages

              (c) Number of Shares as to which such person has:

                  (i)   sole power to vote or direct the vote:

                        See Item 5 of Cover Pages.

                  (ii)  shared power to vote or to direct the vote:

                        See Item 6 of Cover Pages.

                  (iii) sole power to dispose or to direct the disposition of:

                        See Item 7 of Cover Pages.

                  (iv)  shared power to dispose or to direct disposition of:

                        See Item 8 of Cover Pages.

Item 5        Ownership of Five Percent or Less of a Class:

              By virtue of distributions to the limited Partners of Merrill Lynch Capital Appreciation Partnership No. VIII, L.P. and Merrill Lynch LBO Partners No. II, L.P., a charitable contribution by
              ML IBK Positions, Inc. and a private purchase by Burns International Services Corporation of a portion of the Common Stock held by Merrill Lynch Capital Appreciation Partnership No. VIII, L.P. and ML IBK Positions, Inc., Merrill Lynch Capital Appreciation Partnership No. VIII, L.P., Merrill Lynch LBO Partners No. II, L.P., Merrill Lynch Capital Partners, Inc. and ML IBK Positions, Inc. each own fewer than 5% of the Common
              Stock (par value per share) of Burns International Services Corporation.

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

              Certain wholly owned subsidiaries of Merrill Lynch & Co., Inc. and Merrill Lynch Group, Inc. act as general partner of various limited partnerships that have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the class of securities reported herein. No such limited partnership's interest relates to more than 5% of the class of securities reported herein.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

              Two of the persons filing this paper, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of
              Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch Capital Partners, Inc. ("MLCP"), Merrill Lynch Venture Capital Inc. ("MLVC"), KELCALP Inc. ("KECALP"), Merrill Lynch MBP Inc. ("MLMBP") and ML IBK Positions, Inc. ("MLIBK"). The relevant subsidiaries of ML Group are MLCP, MLVC, KECALP, MLMBP and MLIBK.

Item 8        Identification and Classification of Members of the Group:

              Not Applicable.

Item 9        Notice of Dissolution of Group:

              Not Applicable.

Item 10       Certification:

              (a)  Not Applicable.

              (b)  Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      MERRILL LYNCH & CO., INC.
                                      MERRILL LYNCH GROUP, INC.
                                      ML IBK POSITIONS, INC.

Dated:   February 14, 2000            By:   /s/ Frank J. Marinaro
                                         ---------------------------------------
                                         Name:  Frank J. Marinaro
                                         Title: Attorney-in-Fact


                                      MERRILL LYNCH CAPITAL
                                      PARTNERS, INC.

Dated:   February 14, 2000            By:   /s/ Frank J. Marinaro
                                         ---------------------------------------
                                         Name:  Frank J. Marinaro
                                         Title: Vice President & Secretary


                                      MERRILL LYNCH LBO PARTNERS NO. II, L.P.

                                      By: Merrill Lynch Capital Partners, Inc.,
                                          its general partner

Dated:   February 14, 2000            By:   /s/ Frank J. Marinaro
                                         ---------------------------------------
                                         Name:  Frank J. Marinaro
                                         Title: Vice President & Secretary

                                      MERRILL LYNCH CAPITAL
                                      APPRECIATION PARTNERSHIP NO. VIII, L.P.

                                      By: Merrill Lynch LBO Partners No. II,
                                          L.P., its general partner
                                      By: Merrill Lynch Capital Partners, Inc.,
                                          its general partner

Dated:   February 14, 2000            By:   /s/ Frank J. Marinaro
                                         ---------------------------------------
                                         Name:  Frank J. Marinaro
                                         Title: Vice President & Secretary

                                      ML EMPLOYEES LBO PARTNERSHIP, NO. 1, L.P.

                                      By: ML Employees LBO Managers, Inc.,
                                          its general partner

Dated:   February 14, 2000            By:   /s/ Frank J. Marinaro
                                         ---------------------------------------
                                         Name:  Frank J. Marinaro
                                         Title: Secretary

                                POWER OF ATTORNEY
         To Prepare and Execute Documents Pursuant to Sections 13 and 16
              of the Securities Exchange Act of 1934, as Amended,
                    and Rules Thereunder, by and on Behalf of

                            MERRILL LYNCH & CO., INC.

         Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawfully attorney-in-fact to:

         (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September 1998.

                                            Merrill Lynch & Co., Inc.


                                            By  /s/ Barry S. Friedberg
                                              ----------------------------------
                                              Barry S. Friedberg
                                              Executive Vice President

                                POWER OF ATTORNEY
         To Prepare and Execute Documents Pursuant to Sections 13 and 16
              of the Securities Exchange Act of 1934, as Amended,
                    and Rules Thereunder, by and on Behalf of

                            MERRILL LYNCH GROUP, INC.

         Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawful attorney-in-fact to:

         (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17th day of September 1998.

                                            Merrill Lynch Group, Inc.


                                            By  /s/ Mark B. Goldfus
                                              ----------------------------------
                                              Mark B. Goldfus
                                              Vice President